UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): February 4, 2019

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Reed Road Dalton, Georgia	30720
(Address of principal executive offices)	(zip code)

(706) 876-5800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated With Exit or Disposal Activities.

The Dixie Group, Inc. (“the Company”) has updated its previously announced profit improvement plan to reflect further cost reductions and additional charges associated with the plan’s implementation. The Company has committed to the updated plan as part of its continuing efforts to improve efficiencies and streamline operations to more closely align its operating structure with its business and value creation strategy.

In connection with the revised plan, the Company expects to incur a pre-tax restructuring and asset impairment charge in the fourth quarter of 2018 of approximately $6.1 million and further charges in early 2019 of approximately $2.1 million. The cost of the entire plan is estimated to be approximately $11.1 million, comprised of severance expenses ($2.0 million), facility shutdown expenses ($780 thousand), equipment relocation and infrastructure changes ($3.1 million), inventory impairments ($2.7 million) and non-cash impairment of equipment and intangible assets ($2.5 million). In its current form, the restructuring plan is expected to be substantially complete in the first quarter of 2019.

Item 2.06     Material Impairments.

In connection with the above-described restructuring plan the Company expects to record a noncash charge of $2.1 million in the fourth quarter of 2018 for material impairment of assets that include the write-down of certain intangible and manufacturing assets. Further, the Company will write-down the value of certain inventory products that are either obsolete or excess by approximately $1.7 million.

Plan	Total Costs Incurred as of 9-29-2018	Costs Incurred during Q4 2018	Total Costs Incurred as of 12-29-2018	Total Anticipated Costs
Profit Improvement Plan	1,565	2,228	3,793	5,906
Asset Impairments	349	2,131	2,480	2,480
Inventory Impairments in cost of sales	963	1,738	2,701	2,701
Total Cost	2,877	6,097	8,974	11,087

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits
(99.1)    Press Release dated February 4, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2019	THE DIXIE GROUP, INC.

/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer